                                                                  EXHIBIT 10.11





                            ASSET PURCHASE AGREEMENT

                           DATED AS OF JULY 30, 1996

                                 BY AND BETWEEN

                      FRONTIERVISION OPERATING PARTNERS, L.P.

                                      AND

                        SHENANDOAH CABLE TELEVISION COMPANY
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                               TABLE OF CONTENTS

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
SECTION 1              DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

              1.1      Terms Defined in this Section . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.2      Terms Defined Elsewhere in this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 2              PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

              2.1      Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
              2.2      Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
              2.3      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
              2.4      Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
              2.5      Assumption of Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  10
              2.6      Disputed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              2.7      Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 3              REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . .  11

              3.1      Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              3.2      Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              3.3      Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              3.4      Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              3.5      Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              3.6      Governmental Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              3.7      Systems Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              3.8      Real Property and Real Property Interests . . . . . . . . . . . . . . . . . . . . . . . . .  15
              3.9      Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              3.10     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              3.11     Intangibles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              3.12     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              3.13     Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              3.14     Employees and Compensation; Labor Relations . . . . . . . . . . . . . . . . . . . . . . . .  17
              3.15     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.16     Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.17     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              3.18     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              3.19     Conduct of Business in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              3.20     Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              3.21     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              3.22     Billing Reports; Accounts Receivable; Financial Statements  . . . . . . . . . . . . . . . .  20

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
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
              3.23     No WARN Obligation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              3.24     Further Qualifications and Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 4              REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . .  21

              4.1      Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.2      Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.3      Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.4      Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.5      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 5              OPERATIONS OF THE SYSTEMS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .  23

              5.1      Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.2      Contracts or Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.3      Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.4      Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.5      Franchises and Governmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.6      Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.7      Maintenance of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.8      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.9      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.10     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.11     Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.12     Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.13     No Rate Increases or Channel Line-Up Changes  . . . . . . . . . . . . . . . . . . . . . . .  24
              5.14     Collections Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 6              SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

              6.1      Filings with the FCC and Franchising Authorities  . . . . . . . . . . . . . . . . . . . . .  24
              6.2      Other Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              6.3      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              6.4      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              6.5      Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              6.6      Other Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              6.7      No Solicitation or Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              6.8      No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              6.9      Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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
              6.10     Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              6.11     Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              6.12     Employee Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              6.13     Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              6.14     Use of Names and Logos  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              6.15     Power of Attorney; Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              6.16     Agreements Regarding Additional Seller Exceptions . . . . . . . . . . . . . . . . . . . . .  28
              6.17     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 7              CONDITIONS TO OBLIGATIONS OF BUYER AND
                       SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

              7.1      Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              7.2      Conditions to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 8              CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

              8.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              8.2      Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              8.3      Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 9              TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

              9.1      Upset Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              9.2      Nonperformance by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              9.3      Nonperformance by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              9.4      Buyer Deposit and Seller Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              9.5      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 10             SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                       INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

              10.1     Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  36
              10.2     Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              10.3     Limitations on Seller's Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              10.4     Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              10.5     Procedure for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
              10.6     Indemnification Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
              10.7     Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41





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SECTION 11             MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

              11.1     Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
              11.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
              11.3     Assignments; Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              11.4     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              11.5     GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              11.6     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              11.7     Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              11.8     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              11.9     Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              11.10    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

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                                   SCHEDULES



Schedule 2.2         -    Excluded Assets
Schedule 2.7         -    Allocation of Purchase Price
Schedule 3.1         -    Fictitious and Trade Names
Schedule 3.3         -    Absence of Conflicting Agreements
Schedule 3.4         -    Liens
Schedule 3.5         -    Franchises
Schedule 3.6         -    Governmental Permits
Schedule 3.7         -    Systems Information
Schedule 3.8         -    Real Property and Real Property Interests
Schedule 3.9         -    Tangible Personal Property
Schedule 3.10        -    Contracts
Schedule 3.11        -    Intangibles
Schedule 3.12        -    Insurance
Schedule 3.14        -    Employees and Compensations; Labor Relations
Schedule 3.18        -    Compliance with Laws
Schedule 6.7         -    Solicitation/Construction Areas


                                    EXHIBITS


Exhibit A      -   Form of Noncompetition Agreement
Exhibit B      -   Form of Opinion of Seller's Counsel
Exhibit C      -   Form of Opinion of Buyer's Counsel
Exhibit D      -   Form of Indemnification Escrow Agreement

                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is dated as of July 30, 1996, by and between FrontierVision Operating Partners, L.P., a Delaware limited partnership ("Seller") and Shenandoah Cable Television Company, a Virginia corporation ("Buyer").

                                    RECITALS

       A. Seller owns and operates a cable television system with a headend located in Toms Brook, Virginia, serving the municipalities of Woodstock, Strasburg, Toms Brook, Maurertown and surrounding areas in Shenandoah County, Virginia, and a cable television system with a headend located in New Market, Virginia, serving the municipalities of New Market, Mt. Jackson and surrounding areas in Shenandoah County, Virginia (each system is referred to hereinafter individually as a "System" and both systems are referred to collectively as the "Systems").

       B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are owned or held by Seller and used by Seller principally in connection with the business and operations of the Systems, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

       In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1              DEFINITIONS

       1.1 Terms Defined in this Section. The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

       "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

       "Assumed Contracts" means (i) all Contracts listed in Schedule 3.10, other than the Contracts also listed in Schedule 2.2 and (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date in compliance with Section 5.2 that relate principally to the business and operations of either or both of the Systems and which Buyer agrees in writing to assume as of the Closing Date.


       "Basic Subscribers" means the sum of (A) the number of customers other than commercial or bulk billing accounts (i) who have subscribed to the services of a System for a period of at least two (2) full calendar months preceding the Closing Date and who are not more than sixty (60) days past due in payment of all outstanding amounts (other than a de minimis amount of $10.00 or less) with respect to such subscription; or (ii) each customer (including commercial and bulk customers) who would have been described in (i) above but for the fact that, during the period between the date of this Agreement and the Closing Date, such customer terminated his subscription to the services of a System and substituted therefor subscription to the services of a cable television system owned by Buyer (other than in connection with a relocation by such customer or a dispute between such customer and Seller) plus (B) the result obtained by dividing the aggregate of the gross billings from all commercial or bulk billing accounts from the provision of basic service (excluding any installation or non-recurring charges) for the calendar month immediately preceding the Closing Date by the average standard monthly rate charged to single-family households for basic services for that System; provided, however, that notwithstanding anything herein to the contrary, there shall be excluded from the definition of "Basic Subscribers" any customer (including commercial and bulk customers) of either System who has at any time been disconnected from either System for failure to pay for services in a timely manner and was subsequently reconnected to either System with all or any portion of such customer's delinquent account either being forgiven in any respect, or paid by Seller (or any of its Affiliates or representatives) on behalf of such customer.

       "C4 Agreement" means the Asset Purchase Agreement dated October 27, 1995, as amended, between Seller and the C4 Sellers.

       "C4 Sellers" means C4 Media Cable Southeast, Limited Partnership and County Cable Company, L.P.

       "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

       "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

       "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

       "Communications Act" means the Communications Act of 1934, including the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended, and including all rules and regulations thereunder.

       "Consents" means the consents, permits, or approvals of Governmental Authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

       "Contracts" means all contracts, leases, non-governmental licenses, subscriber agreements and other agreements (exclusive of programming agreements, none of which are being transferred hereunder) to which Seller is a party or which are binding upon Seller and which relate principally to or principally affect the Assets or the business or operations of either or both of the Systems, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by Seller between the date of this Agreement and the Closing Date; provided that "Contracts" shall not include or apply to any Excluded Assets.

       "Escrow Agent" means Colorado National Bank, N.A.

       "FAA" means the Federal Aviation Administration.

       "FCC" means the Federal Communications Commission.

       "Franchises" means all initial authorizations, and amendments and renewals thereof, issued by Governmental Authorities empowered by federal, state or local Law to issue such authorizations, whether such authorizations are designated as franchises, permits, licenses, resolutions, contracts, certificates, agreements or otherwise, in connection with the construction, operation or maintenance of either of the Systems, including, without limitation, the authorizations listed in Schedule 3.5 hereto.

       "Franchising Authorities" means the Governmental Authorities which have issued the Franchises.

       "FVI" means FrontierVision Inc., a Delaware corporation, which is the general partner of the general partner of the general partner of Seller.

       "Governmental Authority" means the United States of America; any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); and any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

       "Governmental Permits" means all licenses, permits and other authorizations (other than the Franchises) issued by the FCC, the FAA, or any other federal, state or local Governmental Authority and held by Seller principally in connection with the conduct of the business or operations of either or both of the Systems, including, without limitation, the items listed in Schedule 3.6 hereto, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Homes Passed" means the sum of each single family residence or dwelling unit within a building containing multiple dwelling units that is located within 50 feet of the activated trunk or feeder cable of a System, plus commercial and other buildings (including hotels) actually served by a System.

       "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, transferred to, or owned by Seller or under which Seller is licensed or franchised and which are used principally in connection with the business and operations of the Systems, including, without limitation, the items listed in Schedule 3.11 hereto, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

       "Law" means any federal, state, municipal, local or foreign law, statute, ordinance, rule or regulation.

       "Lien" means any lien, mortgage, deed of trust, hypothecation, pledge, mechanics' lien, easement, right-of-way, building or use restriction, exception, reservation, limitation, impediment, contract right, equitable interest, right of first refusal, title defect, charge, security interest, option, restriction or any other claim or third-party right or interest of any kind.

       "Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, fines, penalties, judgments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and reasonable costs and expenses, including, without limitation, interest, penalties, investigative costs and expenses and attorneys' fees and disbursements.

       "Material Adverse Effect" means a material adverse effect on any of the Assets or on the business, operations, financial condition or profits of the Systems taken as a whole (excluding effects arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally), or on the ability of Seller to perform any of its obligations under this Agreement. "Material Adverse Change" means any change in circumstances that has resulted in a Material Adverse Effect.

       "Permitted Liens" means any of the following: (i) liens for taxes, assessments and governmental charges not yet due and payable; and (ii) in the case of leasehold Real Property Interests, the rights of any lessor and any lien encumbering any lessor's interest in such property.

       "Person" means any association, corporation, general or limited partnership, Governmental Authority, joint venture, limited liability company, natural person, trust, or unincorporated entity of any kind.

       "Real Property" means all real property, and all buildings and other improvements thereon, used principally in connection with the business or operations of either or both of the Systems.

       "Real Property Interests" means all interests of Seller in any of the Real Property, including fee estates, leaseholds and subleaseholds, purchase options, licenses, easements, rights to access, and rights of way, including, without limitation, the items listed in Schedule 3.8 hereto, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Required Consent" means any Consent listed on Schedule 3.3 designated as a "Required Consent" that will be required as a condition to Buyer's obligations at Closing.

       "Seller's Knowledge" means the actual knowledge of any officer or director of Seller, FrontierVision Partners, L.P., FVP GP, L.P. and FVI, James
C. Vaughn, Jack S. Koo, Gary Crosby, William Mahon and Mark Mullineaux.

       "Service Area" means any of the geographic areas in which Seller is authorized to provide cable television service by the Systems, with or without a Franchise.

       "Tangible Personal Property" means all plant, machinery, equipment, tools, vehicles, furniture, leasehold improvements that are not Real Property, office equipment, inventory, spare parts, and other tangible personal property which is used principally in connection with the conduct of the business or operations of either or both of the Systems, including, without limitation, the items listed in Schedule 3.9 hereto, together with any additions thereto between the date of this Agreement and the Closing Date.

       1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                               Section
- ----                                               -------
Accounts Receivable                                Section 3.22

Affiliate                                          Section 3.20

Buyer Deposit                                      Section 9.4

Buyer Deposit Funds                                Section 9.4

Claimant                                           Section 10.5

Deposit Escrow Agreement                           Section 9.4

Employees                                          Section 3.14

ERISA                                              Section 3.14

Estimated Purchase Price                           Section 2.4

Estoppel Certificate                               Section 6.13

Excluded Assets                                    Section 2.2

Indemnification Escrow Agreement                   Section 10.6

Indemnification Funds                              Section 10.6

Indemnifying Party                                 Section 10.5

Purchase Price                                     Section 2.3

Seller Deposit                                     Section 9.4

Seller Deposit Funds                               Section 9.4

SECTION 2              PURCHASE AND SALE OF ASSETS

       2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets owned or held by Seller and used by Seller principally in connection with the conduct of the business or operations of the Systems, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of all Liens except for Permitted Liens, including the following:

              (a)    the Tangible Personal Property;

              (b)    the Real Property Interests;

              (c)    the Franchises;

              (d)    the Assumed Contracts;

              (e)    the Governmental Permits;

              (f)    the Intangibles and the goodwill of the Systems, if any;

              (g) all of Sellers proprietary information, customer lists, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics relating principally to the business and operation of the Systems;

              (h)    all accounts receivable of the Systems as of the Closing;

              (i) all choses in action of Seller relating principally to the Systems or any of the Assets;

              (j) all deposits and prepaid expenses relating to either or both of the Systems in respect of which a purchase price adjustment is made in Seller's favor pursuant to Section 2.3; and

              (k) all books and records (including copies of Seller's FCC and copyright filings) relating principally to the business or operations of the Systems.

       2.2    Excluded Assets.  The Assets shall exclude the following assets:

              (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

              (b) all right, title and interest in or to names, logos or symbols or any variant thereof employing the name "FrontierVision";

              (c) Seller's account books of original entry, general ledgers and financial records;

              (d) all Contracts that are not Assumed Contracts and all of Seller's programming agreements;

              (e) any other assets of Seller not used or held for use principally in connection with the business or operations of either or both of the Systems; and

              (f)    the assets of Seller listed on Schedule 2.2.

       2.3 Purchase Price. The Purchase Price for the Assets shall be Eight Million Two Hundred Eighty Thousand Dollars ($8,280,000.00), adjusted as provided below:

              (a) Proration of Expenses. The Purchase Price shall be increased or decreased as required to effectuate the following proration of expenses. All expenses arising from the operation of the Systems, including business and license fees, pole rental fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable franchise, copyright or other fees, sales and service charges, prepaid deposits (to the extent such prepaid deposits are assigned to Buyer at Closing), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period on and prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer pursuant to this Agreement, including, without limitation, any liability or obligation for salaries, wages or other employee compensation or benefits relating to any employees of Seller, it being understood that all such employee-related expenses and benefits shall be the sole responsibility of Seller.

              (b) Adjustment for Shortfall in Basic Subscribers. If the number of Basic Subscribers on the Closing Date is less than 5,300, the Purchase Price shall be reduced by the dollar amount equal to the product of
(X) $1,600 times (Y) the amount by which the actual number of Basic Subscribers on the Closing Date is less than 5,300.

              (c) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments pursuant to Section 2.3, will be determined finally in accordance with the following procedures:

                     (1) Seller shall prepare and deliver to Buyer not later than fifteen days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3, certified by Seller to be true, complete and accurate as of the date delivered, to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement. The preliminary settlement statement shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3, to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer.

                     (2) Not less than five days prior to the Closing Date, Buyer shall provide Seller with any objections to such preliminary settlement statement in writing. After considering Buyer's objections, Seller shall make such revisions to such preliminary settlement statement as are mutually acceptable to the parties, and shall deliver a copy of such revised preliminary settlement statement to Buyer not less than three days prior to the Closing Date. Any disagreements that may exist with respect to the preliminary settlement statement, if any, shall be resolved in connection with the preparation of the final settlement statement pursuant to this Section 2.3.

                     (3) No later than 60 days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to Section 2.3, certified by Buyer to be true, complete and accurate as of the date delivered. If Seller disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within 20 days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 20-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 20-day period.

                     (4) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller's statement pursuant to clause (3) above, Buyer or Seller may submit the dispute to Deloitte & Touche LLP ("Deloitte & Touche"), in which event such party shall deliver to the other party notice thereof. Deloitte & Touche's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of Deloitte & Touche shall be split equally between Buyer and Seller.

       2.4 Payment of Purchase Price. At the Closing, Buyer shall pay or cause to be paid to or for the account of Seller the Purchase Price as adjusted by the adjustments set forth in Seller's preliminary settlement statement (the "Estimated Purchase Price") by federal wire transfer of immediately available funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two days prior to the Closing Date.

              (a)    Payments to Reflect Adjustments.

                     (1) If the Purchase Price as finally determined pursuant to Section 2.3 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is determined pursuant to Section 2.3, the difference between the Purchase Price and the Estimated Purchase Price (plus interest thereon calculated at the rate of eight percent (8%) per annum from the Closing
Date).

                     (2) If the Purchase Price as finally determined pursuant to Section 2.3 is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is determined pursuant to Section 2.3, the difference between the Purchase Price and the Estimated Purchase Price (plus interest thereon calculated at the rate of eight percent (8%) per annum from the Closing
Date).

       2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform (a) all obligations and liabilities of Seller under the Franchises, Governmental Permits and Assumed Contracts to the extent that such liabilities and obligations relate solely to the time period after the Closing Date, (b) the delivery of cable television service to customers of the Systems after the Closing Date, (c) any taxes accrued after the Closing in connection with the ownership of the Assets and operation of the Systems, and (d) all the obligations and liabilities of Seller in respect of which an adjustment to the Purchase Price is made in Buyer's favor pursuant to Section
2.3 of this Agreement. Buyer shall not be responsible for any obligations and liabilities of Seller not assumed by Buyer pursuant to this Agreement.

       2.6 Disputed Liabilities. If an adjustment is made in Buyer's favor for any liability assumed by Buyer but disputed by Seller as of the Closing Date, and Seller subsequently is successful in satisfying all or part of any such liability assumed by Buyer, then Buyer shall promptly pay to Seller the amount of such liability that Seller so satisfied to the extent Buyer is relieved of any obligation with respect thereto, less any Losses incurred by Buyer arising out of or resulting from the assumption of such liability.

       2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets for all purposes (including financial, accounting and tax purposes) as set forth in Schedule 2.7 hereto. Seller and Buyer shall each file their respective tax returns, including IRS Form 8594, in a manner consistent with such allocation. Neither Seller nor Buyer shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the written consent of the other party.

SECTION 3              REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer as follows:

       3.1 Organization, Standing, and Authority. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business as a foreign limited partnership in the Commonwealth of Virginia and each jurisdiction in which the ownership and leasing of the Assets or the nature of its activities in connection with the operations of the Systems make such qualification necessary. Seller has all requisite power and authority (a) to own, lease, and use the Assets as now owned, leased, and used by Seller, (b) to conduct the business and operations of the Systems as now conducted by Seller, and (c) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Schedule 3.1 sets forth (a) all of the fictitious and trade names which Seller has used or is currently using in connection with the business of the Systems and, to Seller's Knowledge, all fictitious and trade names used by any prior owner or operator of the Systems in the past five (5) years in connection with the business of the Systems, and (b) the location of the chief executive office of Seller and, to Seller's Knowledge, such prior owners and operators.

       3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller (all of which are in full force and effect). This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes, and when delivered the documents contemplated hereby will constitute, the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

       3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3 or as otherwise disclosed on Schedule 3.3, the execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of, notice to or filing with any Governmental Authority or any third party; (b) will not conflict with any provision of the certificate of limited partnership or partnership agreement of Seller; (c) will not conflict with, result in a breach of, or constitute a default under, any Law or Judgment, (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or by which Seller or any of the Assets may be bound; and (e) will not create any Lien upon any of the Assets.

       3.4 Title to Assets. (a) Seller is the sole and exclusive legal and equitable owner of, and, except as disclosed on Schedule 3.4, has good title to the Assets free and clear of all Liens, except for Permitted Liens. Buyer will, at Closing, acquire good title to, and all of Seller's right, title and interest in and to the Assets free and clear of all Liens, except for Permitted Liens. Except as disclosed on Schedule 3.4, no person has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Assets. Seller has provided to Buyer true and complete copies of all agreements, documents, instruments and certificates heretofore executed and/or delivered in connection with Seller's acquisition of the Assets and the Systems from the C4 Sellers and that have been reasonably requested by Buyer, including, without limitation, the C4 Agreement and associated transfer documents.

              (b) The Assets and Excluded Assets constitute all assets, property and other rights necessary for Buyer to conduct lawfully the business and operations of each of the Systems as presently conducted.

       3.5 Franchises. Schedule 3.5 lists all Franchises held by Seller (including the Service Area serviced by each such Franchise, the Franchising Authority that is a party to each such Franchise, Consent requirement if any, the franchise date and expiration date for each such Franchise). Seller has delivered to Buyer true and complete copies of all Franchises. Seller holds each of the Franchises. Except as set forth on Schedule 3.5, each Franchise is in full force and effect and constitutes a valid and binding obligation of the Franchising Authority which is a party to such franchise and is legally enforceable against such Franchising Authority in accordance with its terms, and Seller is validly and lawfully operating each of the Systems under the Franchises applicable to such System. Except as set forth in Schedule 3.5, no material violation of or material default under any provision of any Franchise exists, and Seller is not in material violation of or in material default in the performance of its obligations under any Franchise. There exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default under any Franchise or permit the Franchising Authority to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. Except as set forth on Schedule 3.5, all appropriate requests for renewal under the Communications Act have been filed with the appropriate Franchising Authorities within 30 to 36 months prior to the expiration of each Franchise. Seller has not made any commitments (oral or written) to any Franchising Authorities with respect to the Systems other than those contained in the Franchises. To Seller's Knowledge, no prior owner of any of the Systems has made any commitment (oral or written) to any Franchising Authority with respect to any System other than those contained in the Franchises.

       3.6 Governmental Permits. Each Governmental Permit held by Seller is listed in Schedule 3.6 hereto (including a description of such Governmental Permit, and the issue and expiration dates thereof). Seller holds all material Governmental Permits necessary or incidental to the ownership or use of the Assets or in connection with the operation of the Systems, and each such Governmental Permit held by Seller is valid and in full force and effect on the date hereof. Seller has delivered to Buyer true and complete copies of all such written Governmental Permits, including any amendments thereto. Seller is not in violation or default of any such Governmental Permit in any respect that would have a Material Adverse Effect, and there exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default under any Governmental Permit or permit any Governmental Authority to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. Each licensed facility is being operated in all material respects in accordance with the requirements of the relevant Governmental Permit.

       3.7    Systems Information.

              (a)    Schedule 3.7 sets forth, as of the date indicated on
Schedule 3.7, the approximate number of Basic Subscribers of each System and the approximate number of Homes Passed by each System. At the Closing, the Systems collectively will contain approximately 201 miles of aerial plant and approximately 19 miles of underground plant (in each case, before giving effect to any construction by or at the direction of Buyer).

              (b) Schedule 3.7 also sets forth a true and complete list of the current channel capacity and alignment (including all broadcast stations and satellite services carried, cable channel assignment, frequencies utilized and pilot frequencies) for each of the Systems. Except as set forth on
Schedule 3.7, each System is presently carrying channels and is providing reception on all such channels in material compliance with the technical standards set forth in all applicable FCC rules, regulations and requirements.
Schedule 3.7 contains a true and complete list of such frequencies, the geographic coordinates of the approximate center of each of the System's Service Areas and the authorized radius of each System. All offset notifications required to be filed by Seller in connection with its operation of the Systems have been filed pursuant to Section 76.615 of the FCC's regulations for all aeronautical frequencies in use by either of the Systems. Seller's use of such aeronautical frequencies (i) is authorized under applicable Laws and (ii) is in material compliance with all applicable FCC rules, regulations and requirements.

              (c) Except for Buyer's or any Affiliate of Buyer's operations in the Service Areas, to Seller's Knowledge, (i) the Systems are the only cable television systems, multichannel multipoint distribution service, or other multichannel video programming service (other than any direct broadcast satellite service) presently servicing a Service Area and (ii) no other cable television franchises or other local governmental franchises, licenses or authorizations have been issued and no applications for such franchises, licenses or other authorizations are pending with respect to providing such services to a Service Area.

              (d) All reports, applications, financial statements and other documents required to be filed by Seller with respect to its ownership and operation of the Systems have been filed, except where the failure to file would not have a Material Adverse Effect. All notices required to be given by Seller to subscribers of the Systems relating to their right to privacy have been given in material compliance with the requirements of the Communications Act. Seller has filed all material copyright notices and reports required to be filed under Section 111 of the Copyright Act of 1976, as amended, and has paid all material fees required to be paid by it with respect to such filings relating to Seller's ownership and operation of each of the Systems. There is no inquiry, claim, action or demand pending before the Copyright Office or any court which questions the copyright filings or payments made by Seller with respect to any of the Systems. Except as set forth in
Schedule 3.7, all material royalties, fees, reports, schedules and returns of any federal, state or local administrative agency or any utility relating to each of the Systems which are required under applicable Law or any Contract, Franchise or Governmental Permit to be filed or paid by Seller in connection with its ownership or operation of the Systems have been filed and paid.

              (e) All required FAA and FCC approvals with respect to each System's towers have been obtained by or transferred to and maintained by Seller in material compliance with the rules, policies and regulations of the FAA and the FCC. Schedule 3.7 contains a true and complete list of each of the System's towers and copies of all relevant FAA determinations, if any, with respect thereto.

              (f) All of the communities to which the Systems provide cable television service have been registered with the FCC. Schedule 3.7 contains a true and complete list of each such community and its corresponding FCC community unit identification number. Except as specified on Schedule 3.7, Seller has not received notice from any community or other political subdivision served by either of the Systems that it has become certified by the FCC for the purpose of regulating either System's basic rates, nor to Seller's Knowledge, has any Person filed a complaint with the FCC with respect to the programming service rates of either System.

              (g) Except as disclosed in Schedule 3.7, to Seller's Knowledge, each employment unit operated by Seller with respect to the Systems is currently in material compliance with the equal employment opportunity requirements of Section 554 of the Communications Act and the FCC's implementing rules and regulations.

              (h) Except as set forth on Schedule 3.7 hereto, to Seller's Knowledge all broadcast television station signals carried on either of the Systems, excluding superstations carried pursuant to 47 C.F.R. Section 76.64, are being carried either pursuant to a must carry election or a retransmission consent agreement authorizing the retransmission of the station's signal, except where such failure would not have a Material Adverse Effect. Except as set forth on Schedule 3.7 hereto, (i) each such retransmission consent agreement is in full force and effect and consistent with FCC rules and (ii) there is no dispute pending or, to Seller's Knowledge, threatened, with respect to the carriage or channel position of any broadcast station by the Systems. Seller has complied in all material respects with the must carry and retransmission consent provisions of the Communications Act and the FCC rules and regulations promulgated thereunder as they relate to the Systems.

              (i) To Seller's Knowledge, Seller and each System are currently in compliance with 47 C.F.R. Section 76.92 and 76.151, with respect to network non-duplication protection and syndicated exclusivity, and Seller is not aware of any complaint filed with the FCC alleging noncompliance with such regulations with respect to either System.

       3.8 Real Property and Real Property Interests. Schedule 3.8 contains a complete and accurate description of all Real Property and the nature of all Real Property Interests with respect thereto (including street address, owner, and use and location of all improvements thereon). None of the Real Property Interests are fee estates. Seller has delivered to Buyer true and complete copies of all leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments) which are listed on Schedule 3.8 hereto. With respect to each leasehold interest included in the Real Property Interests being conveyed under this Agreement, Seller has a valid and enforceable leasehold interest.
No default exists under any such lease, and there exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a default under any such lease or permit any party thereto to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. All buildings and improvements occupied by Seller on the Real Property are in good condition and repair consistent with their present use, and are available for immediate use in the conduct of the business and operations of the Systems. To Seller's Knowledge, the buildings and improvements on the Real Property that are used by Seller do not violate existing building codes or zoning laws (after giving effect to all provisions of such codes or laws that permit continuation of a condition or use that precedes adoptions of such codes or laws so long as such provision will continue to permit continuation of such use after the sale of the Real Property Interests to Buyer). Seller has received no written notices, citations or complaints from governmental or non-governmental parties regarding any aspect of the use and enjoyment of the Real Property. There are no pending or, to Seller's Knowledge, threatened, condemnation proceedings, lawsuits, or administrative actions relating to the Real Property, or other matters affecting adversely Seller's current use, occupancy or value thereof. Seller's facilities located on the parcels of Real Property are supplied with utilities and other services necessary for Seller's operation of such facilities, including, as applicable, gas, electricity, water, telephone, sanitary sewer and storm sewer, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Real Property. The parcels of Real Property abut on and/or have vehicular access to public roads. To Seller's Knowledge, there are no leases, subleases, licenses, concessions or other agreements, whether written or oral, granting to any Person the right to use or occupy any of the Real Property which would impair Seller's ability to use such Real Property for its intended purpose.

       3.9 Tangible Personal Property. Schedule 3.9 lists all material items of Tangible Personal Property (including the type and quantity of such property and the name of the lessor, rental rate and lease term with respect to such property which is leased) and provides a general description of all nonmaterial items of Tangible Personal Property. Seller has good title to each item of Tangible Personal Property indicated on Schedule 3.9 as being owned by Seller, and, except as disclosed on Schedule 3.4, each such owned item of Tangible Personal Property is owned free and clear of all Liens except for Permitted Liens. Each item of Tangible Personal Property indicated on Schedule
3.9 as being leased by Seller is leased under a lease or other instrument pursuant to which Seller has a valid and enforceable leasehold interest in such Tangible Personal Property. Seller has complied in all material respects with all of the terms and conditions of such leases, and Seller has not done or performed or failed to perform any act which would materially impair its rights to use such Tangible Personal Property for its intended purpose on the terms of the lease therefor. There is no existing default under any such leases, except for any default which, individually or in the aggregate, would not have a Material Adverse Effect. Each item of Tangible Personal Property is in good operating condition and repair, subject to ordinary wear and tear. Seller has received no written notices, citations or complaints from governmental or non-governmental parties regarding any aspect of the material use and enjoyment of the Tangible Personal Property.

       3.10 Contracts. (a) Schedule 3.10 is a true and complete list of all Contracts. Seller has delivered to Buyer true and complete copies of all Contracts listed on Schedule 3.10. All of the Assumed Contracts are validly existing and in full force and effect and no default exists under any Assumed Contract, except for any default which, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not received any notice that any party to any Assumed Contract intends (i) to terminate such Assumed Contract or amend the terms thereof without the consent of Seller, (ii) to refuse to renew such Assumed Contract upon expiration of its term, or (iii) to renew such Assumed Contract upon expiration only on terms and conditions that are materially more onerous than those now existing. Except for the need to obtain the Consents described in Schedule 3.3, Seller has full legal power and authority to assign its rights under all Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuation of any such Assumed Contract.

              (b) Seller has not at any time prior hereto failed to operate and maintain either of the Systems in a manner which could now or hereafter reasonably be expected to result in the cancellation or termination of (except upon the expiration of the full term thereof), or liability for damages under, any such Assumed Contract.

       3.11 Intangibles. Schedule 3.11 is a true and complete list of the Intangibles, all of which are valid and in full force and effect and uncontested. To Seller's Knowledge, in its operations of the Systems, it is not infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person or Persons, and there is no claim or action pending, or to Seller's Knowledge threatened, with respect thereto.

       3.12 Insurance. Schedule 3.12 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Systems. All policies of insurance listed in Schedule 3.12 are in full force and effect.

       3.13 Reports. All tax returns, ownership and employment reports, and other documents that Seller is currently required to file with the FCC or with any other Governmental Authority in relation to Seller's ownership and operation of the Systems have been filed, and with respect to the Systems, Seller has complied in all material respects with all reporting requirements of the FCC and other Governmental Authorities having jurisdiction over Seller and the Systems. All of such returns, reports, and documents filed by Seller are complete and correct in all material respects as filed.

       3.14   Employees and Compensation; Labor Relations.

              (a) Schedule 3.14 contains a true and complete list of the names, titles and rates of compensation (as of the date indicated on such schedule) for all employees of Seller as of the date hereof who perform services primarily in connection with the operation of the Systems (the "Employees"). Seller does not have any written or oral contracts of employment with any Employee, other than those listed in Schedule 3.10. Except as set forth on Schedule 3.14, Seller does not have any pension or profit sharing or other employee benefit plan for the Employees including but not limited to any plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is not a party to or subject to any collective bargaining agreements with respect to the Systems. As of the date of this Agreement, no controversies, disputes, or proceedings are pending or, to Seller's Knowledge, threatened, between it and any Employee (singly or collectively). As of the date of this Agreement, no labor union or other collective bargaining unit represents or claims to represent any of the Employees.

              (b) Seller has complied in all material respects with all applicable provisions of ERISA, the Code, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act pertaining to employee benefit plans. Seller has no liability for any delinquent contributions due to employee benefit plans within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages.

              (c) All employee benefit plans that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply in all material respects with and have been administered in material compliance with the health care continuation-coverage requirements for tax-favored status under
Section 4980B(f) of the Code (formerly Section 162(k) of the Code), and Sections 601 through 607 of ERISA.

       3.15   Taxes.

              (a) Seller has filed all reports and returns relating to all fees, assessments or taxes imposed by the United States or any state, local or foreign government which are required to be filed by it in connection with its ownership or operation of the Systems or Assets (which returns and reports are true, correct and complete in all material respects), and Seller has paid all such fees, assessments or taxes shown as due on such returns.

              (b) No notices respecting asserted or assessed and unresolved deficiencies for any fees, assessments or taxes have been received by Seller in respect of such filings for any period.

              (c) As of the date of this Agreement, there is no investigation by any tax agency or authority presently pending or, to Seller's Knowledge, threatened, relating to the Systems or any Asset in connection with Seller's ownership and operation of the Systems and Assets, and Seller is not a party to any action or proceeding by any Governmental Authority, for the assessment or collection of fees, assessments or taxes relating to the Systems or any Asset.

              (d) To Seller's Knowledge, there are no audits pending, nor has Seller extended or waived any statute of limitations with respect to any tax applicable to the Assets or the Systems, which extension or waiver has not expired.

              (e) During its ownership and operation of the Systems and Assets, Seller has not been subject to audit or adjustment or resettlements relating to taxes applicable to any of the Assets or the Systems by any federal, state or local taxing authority.

       3.16 Claims and Legal Actions. As of the date of this Agreement, except for proceedings generally affecting the cable television industry, (a) there is no action, suit, claim, demand, arbitration or other proceeding (or, to Seller's Knowledge, any investigation), administrative or judicial, pending (or, to Seller's Knowledge, threatened) against or relating to Seller with respect to its ownership or operation of the Systems or otherwise relating to the Assets, and (b) no Judgment been issued against or relating to any of the foregoing.

       3.17 Environmental Matters. To Seller's Knowledge, (a) Seller is currently in compliance with all applicable Environmental Laws and holds all material permits and other authorizations needed to operate its facilities, (b) there is no present requirement of any applicable Environmental Law which is due to be imposed upon it which will increase its cost of complying with such Environmental Laws, and (c) there has not been and is not now on or under the leased Real Property any treatment, storage, recycling, disposal or arrangement therefor, of any Hazardous Waste or any underground storage tanks, in use or abandoned. For purposes of this Agreement, the terms (i) "Environmental Laws" include but are not limited to any Law which pertains to, governs or otherwise regulates any of the following activities, including without limitation the emission, discharge, release or spilling of any substance into the air, surface water, groundwater, soil or substrata and the manufacturing, processing, sale, generation, treatment, storage, disposal or other management of any Waste, Hazardous Substance or Hazardous Waste, and (ii) "Waste," "Hazardous Substance" and "Hazardous Waste" include any substance defined as such by any applicable Environmental Law.

       3.18 Compliance with Laws. (a) Except as disclosed on Schedule 3.18, Seller is not in violation of any applicable Judgment relating to any of the Systems or Assets, nor is Seller in violation of any federal, state or local Law or any other requirement of any Governmental Authority or arbitrator applicable to any of the Systems or the Assets, except for violations which, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect, provided that this Section 3.18 shall not relate to matters addressed in Sections 3.7, 3.8 and 3.17, which matters shall be covered by such Sections.

              (b) Without limiting the generality of the foregoing, (i) Seller has not received any notification from any Governmental Authority to the effect that Seller or either System is not in compliance with applicable Laws respecting employment and employment practices, occupational safety and health Laws, Environmental Laws or FCC rules and regulations, and (ii) Seller has not received any notification of past violations of such Laws with respect to the Systems or the Assets (except for such violations which no longer exist).

       3.19 Conduct of Business in Ordinary Course. Since February 1, 1996, Seller has conducted the business and operations of the Systems in the ordinary course of business and has not:

              (a) entered into any transaction relating to either System that was entered into other than in the ordinary course of business;

              (b) sold or otherwise disposed of any of the Assets, except obsolete assets where suitable replacements have been made therefor;

              (c) suffered any Material Adverse Change in the business, assets, properties, or financial condition of either System, including any damage, destruction, or loss affecting any of the Assets;

              (d) canceled any debts owed to or claims held by Seller with respect to either System;

              (e) suffered any material write-down of the value of any Assets;

              (f) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) relating to either System, except current liabilities incurred in the ordinary course of business;

              (g) mortgaged, pledged or subjected to any Lien any of the Assets (other than the Liens disclosed in Schedule 3.4);

              (h) made capital expenditures, or entered into commitments therefor, aggregating more than Five Thousand Dollars ($5,000); or

              (i) made any agreement or commitment to do any of the foregoing.

       3.20 Transactions with Affiliates. Seller has not been involved in any business arrangement or relationship relating to the Systems with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Systems. As used in this paragraph, "affiliate" has the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

       3.21   Brokers.   Neither Seller nor any person or entity acting on
Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement.

       3.22   Billing Reports; Accounts Receivable; Financial Statements.

              (a) Seller has delivered to Buyer monthly billing reports for February, March, April and May 1996. All such billing reports are true and correct as of the date of each such billing report.

              (b) Seller is the true and lawful owner of all accounts receivable representing amounts earned in connection with the operations of the Systems through and including the Closing Date ("Accounts Receivable") and has good title to each Account Receivable, free and clear of all Liens (other than Permitted Liens or as otherwise disclosed on Schedule 3.4), with the absolute right to transfer any interest therein. Each such Account Receivable is (i) a valid obligation of the account debtor enforceable in accordance with its terms, and (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

              (c) The financial statements to be provided to Buyer pursuant to Section 6.17 (i) will be prepared in accordance with the books and records of Seller and with generally accepted accounting principles, consistently applied, and (ii) will present fairly the financial positions, incomes, expenses, cash flows, assets and liabilities and results of operations of the Systems as of the dates and for the periods indicated.

       3.23 No WARN Obligation. No notices to employees of the Systems are required under the federal Worker Adjustment and Retraining Notification Act as a result of the transactions contemplated hereby.

       3.24 Further Qualifications and Exceptions. Notwithstanding anything to the contrary in this Agreement, the representations and warranties of Seller contained in Sections 3.4(b), 3.5, 3.6, 3.7(b), 3.10(b), 3.12 and 3.18(a) are
qualified in their entirety by, and made subject to the further exceptions and disclosures in this Section 3.24.

              (a) The Systems' cable plant may not be attached to utility poles in compliance with the requirements imposed under the applicable pole attachment agreements or under applicable Law;

              (b) The Systems service drops may not comply with the grounding requirements of the National Electric Safety Code (to the extent such Code is applicable to the Systems);

              (c) The Systems may not comply with the FCC's signal leakage requirements imposed under Part 76, Subpart K of the FCC rules and regulations (to the extent such rules and regulations are applicable to the Systems) (exclusive of the signal leakage compliance testing requirements and Report Form 320 requirements to the extent they apply to the Systems during the period of Seller's ownership or operation of the Systems, with respect to which the representations and warranties of Seller contained in the Sections specified in the first sentence of this
Section 3.24 are not qualified);

              (d) the as-built drawings for the Systems may not have been maintained in accordance with applicable requirements; and

              (e) the Seller may not hold or own all easements, rights-of-way or other access rights required to conduct the operations of the Systems.

       The foregoing qualifications and exceptions in (a) through (e) are sometimes referred to in this Agreement as "Seller's Additional Exceptions".

SECTION 4            REPRESENTATIONS AND WARRANTIES OF BUYER.

       Buyer represents and warrants to Seller as follows:

       4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Buyer has all necessary corporate power and authority to own, lease and use its properties and assets, to engage in the business or businesses in which it is presently engaged, and to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

       4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer (all of which are in full force and effect). This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes, and when delivered the documents contemplated hereby will constitute, the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

       4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of, notice to, or filing with any Governmental Authority or any third party; (b) will not conflict with any provision of the Articles of Incorporation or Bylaws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any Law (including without limitation the Communications Act) or Judgment; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, that may impair Buyer's ability to acquire or operate the Assets.

       4.4 Claims and Legal Actions. Except for proceedings generally affecting the cable television industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any Judgment, in progress or pending, or to the knowledge of Buyer threatened, against or relating to Buyer which may impair Buyer's ability to acquire or operate the Assets, nor does Buyer know or have reason to be aware of any basis for the same.

       4.5 Brokers. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement.

SECTION 5            OPERATIONS OF THE SYSTEMS PRIOR TO CLOSING.

       5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Systems in the ordinary course of business and in compliance with the other covenants in this
Section 5, except as otherwise required or contemplated by this Agreement.

       5.2 Contracts or Commitments. Without the written consent of Buyer (which shall not be unreasonably withheld or delayed), Seller shall not (i) enter into or commit to any transaction or Contract other than in the usual and ordinary course of business, or (ii) modify, terminate, renew, suspend or abrogate any Franchise, Governmental Permit or Assumed Contract.

       5.3 Disposition of Assets. Seller shall not sell or otherwise dispose of any of the Assets except obsolete assets where suitable replacements have been made therefor.

       5.4 Encumbrances. Seller shall not create, assume or permit to exist any Lien upon the Assets, except for Permitted Liens and such Liens as are disclosed on Schedule 3.4 which will be removed at or prior to Closing.

       5.5 Franchises and Governmental Permits. Seller shall not cause or permit, by any act or failure to act, any of the Franchises or Governmental Permits to expire or to be revoked, suspended, or modified, or take any action that could cause any Franchising Authority or other Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Franchises or Governmental Permits, except for such matters as are disclosed on Schedule 3.5.

       5.6 Access to Information. Seller shall, upon reasonable advance notice, give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Systems and the Assets for the purpose of audit and inspection, and will, upon reasonable advance notice, furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Systems that Buyer may reasonably request.

       5.7 Maintenance of Assets. Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner.

       5.8 Insurance. Seller shall at all times prior to and through the Closing maintain the existing insurance policies on the Systems and the Assets in amounts not less than those in effect on the date hereof.

       5.9 Books and Records. Seller shall maintain the books and records relating to the Systems in accordance with Seller's past practices.

       5.10 Compliance with Laws. Except as provided in Section 6.16(a), Seller shall comply in all material respects with all Laws applicable or relating to its ownership and operation of the Systems.

       5.11 Preservation of Business. Seller shall use reasonable efforts to preserve the business of the Systems and the Assets intact and to preserve the goodwill and business of the subscribers, advertisers and others having business relations with the Systems.

       5.12 Payment of Obligations. Seller shall pay or discharge all taxes and obligations, including, without limitation, those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes, to the extent due and payable before the Closing Date (other than taxes arising from the transfer of the Assets under this Agreement which shall be paid in accordance with the terms of this Agreement).

       5.13 No Rate Increases or Channel Line-Up Changes. Seller shall not implement any increase or decrease in the rates charged to the subscribers of either System or implement any channel line-up changes, other than as required by any applicable Laws.

       5.14 Collections Policy. Seller shall enforce the collection of past due accounts of subscribers in a manner (including enforcement of service disconnection policies) in the ordinary course of business. Seller shall not discontinue or otherwise change its collection practices in contemplation of the transactions contemplated by this Agreement.

SECTION 6            SPECIAL COVENANTS AND AGREEMENTS.

       6.1 Filings with the FCC and Franchising Authorities. As soon as practicable, but in no event later than 30 days after the date of this Agreement, the parties shall file with the FCC and any Franchising Authorities from which consent to the transactions contemplated by this Agreement must be obtained as provided in this Agreement, all required applications requesting consent to such transactions. Buyer shall assist Seller in all reasonable respects (including, without limitation, by attending meetings with the parties who must provide such consents and by providing the financial data, information as to operating experience, appropriate insurance and surety bonds reasonably required in order to obtain such consents), and the parties shall take with due diligence all reasonable steps necessary to expedite the processing of the application or applications and to secure such consent or approval. Seller and Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, the FCC and the Franchising Authorities that relate to the obtaining of such consents and approvals, and each party shall have the right to participate in any hearings or proceedings before the FCC and the Franchising Authorities with respect to such consents and approvals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application.

       6.2 Other Consents. Seller shall use reasonable efforts (but shall not be required to undertake extraordinary or unreasonable measures to obtain such consents and approvals, including without limitation, the initiation or prosecution of legal proceedings, or to make any payment except as may be required to cure any default by Seller under any Assumed Contract and except for the incidental costs of preparing and submitting applications and other requests, costs of responding to reasonable inquiries and ordinary and customary filing fees and processing charges), and Buyer shall assist Seller in all reasonable respects (including, without limitation, by attending meetings with the parties who must provide such consents and by providing the financial data, information as to operating experience, appropriate insurance and surety bonds reasonably required in order to obtain such consents), to obtain all consents and approvals of third parties required for the transfer to Buyer of any of the Assets. If the party from whom such consent is requested proposes to issue in the name of Buyer a new system agreement in lieu of consenting to an assignment, Buyer shall agree to accept such proposal so long as the terms and conditions of the new agreement are reasonably acceptable to Buyer (it being understood that any such terms and conditions that are no less favorable than those presently held by Seller shall be deemed reasonably acceptable and that no such agreement shall be effective until the Closing Date).

       6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing and thereafter shall be borne by Buyer.

       6.4 Confidentiality. Except for such disclosure to attorneys, accountants, bankers and present investors as may be necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by Law, each party will keep confidential any confidential information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all documents, information and other materials obtained by such party from the other party in connection with the transactions contemplated by this Agreement. Any press releases or other publicity relating to the transaction contemplated by this Agreement shall be subject to prior review and coordination between Seller and Buyer, subject to their respective disclosure obligations under applicable Laws.

       6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel, accountants and other representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.

       6.6 Other Negotiations. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) Seller shall not solicit any offer from any other Person for any form of business combination or acquisition or disposition of all or any of the Assets or the Systems, nor shall Seller initiate or enter into any negotiations or provide confidential information with respect to any such business combination or acquisition, (b) neither party shall solicit any offer from any other Person for any transaction involving such party or any of its subsidiaries that would preclude or in any way interfere with the consummation of the transactions contemplated by this Agreement, nor shall either party initiate or enter into any negotiations or provide confidential information with respect to any such transaction without the consent of the other party, and (c) neither party shall authorize any representative, agent, officer, director or principal stockholder to take, and each party shall use its best efforts to prevent any such person or entity from taking, any of the actions prohibited in this paragraph.
Nothing contained in this Section 6.6 shall prohibit Buyer or Seller from responding to any unsolicited proposal or inquiry by advising the person or entity making such proposal or inquiry of the terms of this Section 6.6.

       6.7 No Solicitation or Construction. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer shall not (a) solicit any cable television customers or potential customers or conduct other cable television marketing or promotion efforts within the Service Areas and/or (b) construct, or commence to construct, any cable television plant within the Service Areas; provided, however, that nothing in this Section 6.7 shall in any way restrict Buyer's activities in the ordinary course of business within the areas described in
Schedule 6.7.

       6.8 No Inconsistent Action. Neither Seller nor Buyer shall take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

       6.9 Bulk Sales Law. Buyer hereby waives compliance by Seller with the provisions of any bulk sales law in any jurisdiction, if applicable to the transfer of the Assets. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

       6.10 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

       6.11 Noncompetition Agreement. At Closing, Seller and Buyer shall enter into the Noncompetition Agreement in the form of Exhibit A.

       6.12   Employee Transition.

              (a) Not later than ninety (90) days after the date of this Agreement, Seller shall cause the employees of each System to be notified of the pending sale of the Systems to Buyer as provided in this Agreement and Seller's intent to discontinue its operations with respect to the Systems, subject to the occurrence of Closing. Buyer shall have the right in its sole discretion, but no obligation, to hire any of the employees of the Systems. No later than thirty (30) days prior to the Closing Date, Buyer shall have the right to make written offers of employment, conditioned upon the occurrence of the Closing, to those employees of the Systems that Buyer desires, in its sole discretion, to employ as of the Closing Date. Such offers shall provide in reasonable detail the terms and conditions of employment, including salary or wage rate and benefits. Buyer shall promptly provide to Seller a written list of the employees of the Systems to whom Buyer makes such offers and those employees who accept Buyer's offer and those employees who reject Buyer's offer.

              (b) Buyer shall not assume any liability or obligation to or in connection with any Employee or other employee or former employee of either System, and nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept, or otherwise continue, the employment of any of the Employees or other employees of the Systems. Without limiting the generality of the foregoing, Seller shall remain solely responsible for any and all obligations and liabilities, including, without limitation, those pursuant to the Code, ERISA and any and all federal, state and local discrimination laws, in respect of any of the Employees or other employees or former employees of either System and their respective beneficiaries and dependants, relating to or arising in connection with, during the course of or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by such employee's current employer (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Employee Benefit Plan (as such term is defined in ERISA) of such employee's current employer or any of its affiliates; (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation); and (iv) the provisions of health continuation coverage for employees of either System required by Part 6 of Title 1 of ERISA and Section 4980B of the Code.

              (c) This Section 6.12 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including without limitation, any Employee or other employee or former employee of either System.

       6.13 Estoppel Certificates. Seller shall use reasonable efforts to provide to Buyer, at or prior to the Closing, a certificate ("Estoppel Certificate"), reasonably satisfactory to Buyer, of (a) the lessor under each Real Property lease and (b) the Franchising Authority for each Franchise, to the effect that such lease or Franchise, as the case may be, (i) is valid, in full force and effect and not in default, (ii) to the extent required by such lease or Franchise, has been approved for assignment to Buyer, and (iii) may be pledged as collateral to Buyer's lender(s) to secure indebtedness.

       6.14 Use of Names and Logos. For a period of thirty (30) days after Closing, Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller to the extent incorporated in or on the Assets transferred to Buyer at Closing, provided that Buyer shall exercise reasonable efforts to remove all such names, marks, logos and similar proprietary rights of Seller from such Assets as soon as reasonably practicable following Closing.

       6.15 Power of Attorney; Accounts Receivable. At Closing, Seller shall grant to Buyer the limited, irrevocable right, in Seller's name, place and stead, as Seller's attorney-in-fact, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to Seller in payment for cable television and related services provided by the Systems. In addition, on or prior to the Closing Date, Seller shall provide written instructions to its lock-box service provider to promptly forward to Buyer all such cash, deposits and checks that it may receive. From and after the Closing, Seller shall promptly remit to Buyer any payment received by Seller on or after the Closing Date in respect of any Account Receivable.

       6.16   Agreements Regarding Additional Seller Exceptions.

              (a) Seller shall have no obligation under this Agreement to correct, cure or eliminate any of the matters referred to as Seller's Additional Exceptions in Section 3.24 hereof; provided, however, that Seller shall not take any affirmative action(s) that could reasonably be expected to cause the condition of any of the Seller's Additional Exceptions to worsen, and it being understood that Seller shall perform all required tests to measure compliance with the cumulative leakage index requirements under Section 76.611 of the FCC's rules and regulations and shall file with the FCC a properly completed and accurate FCC Form 320 for each System showing complying index scores.

              (b) Buyer and Seller agree and acknowledge that the Additional Seller Exceptions do not include, and Buyer does not waive any rights under this Agreement in respect of, any matter that, individually and not in the aggregate with any other matters, results in Losses to Buyer of $25,000 or more (such losses being referred to as "Extraordinary

Losses"); provided, however, that any such Extraordinary Losses shall be subject to the provisions of Section 10 of this Agreement (including, without limitation, the $50,000 deductible described in Section 10.3(c) and, if applicable, the $500,000 ceiling described in Section 10.3(d)). In addition, Seller and Buyer acknowledge and agree that nothing contained in this Section
6.16 or Sections 3.24 or 5.10 shall relieve Seller of its obligations or enlarge Seller's obligations under this Agreement, nor be construed as a waiver or enlargement of Buyer's rights under this Agreement, with respect to any fines, fees, penalties or other amounts assessed against Seller or the C4 Sellers arising out of or related to the Seller's Additional Exceptions that relate to the period on or prior to the Closing Date.

       6.17 Financial Statements. Seller shall provide to Buyer unaudited monthly balance sheets, income and expense statements and statements of cash flow separately prepared for the Systems commencing with February 1996 and for each calendar month thereafter that ends on or prior to the Closing Date. Such financial statements for February, March, April, May and June 1996 shall be provided to Buyer no later than forty-five (45) days from the date of this Agreement, and such financial statements for each additional aforesaid month ending on or prior to the Closing Date shall be provided within thirty (30) days after the end of such month. In addition, Seller shall use reasonable efforts to assist Buyer in obtaining such audited financial statements separately prepared for the Systems that are contemplated and described in the engagement letters referenced in Sections 7.1(k) and 7.2(h) hereof (it being understood however that Seller shall not be responsible for the fees payable to Williams, Rogers, Lewis & Co., P.C. in connection with Buyer's engagement of such accountants, which fees Buyer shall and hereby does agree to pay).

SECTION 7            CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING.

       7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

              (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects (except that where any statement in a representation or warranty expressly includes a materiality qualification, such statement shall be true and correct in all respects giving effect to such qualification) at and as of the Closing Date as though made at and as of that time, except changes arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally.

              (b) Covenants and Conditions. Seller shall have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              (c) Consents. Each of the Required Consents shall have been obtained and delivered to Buyer without the imposition of any condition that would have an adverse effect on the terms or conditions of any of the Assumed Contracts, Franchises or Governmental Permits to which any Required Consent relates, and each such Required Consent shall be in form and substance reasonably satisfactory to Buyer.

              (d) FCC Consent. The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all Governmental Permits issued by the FCC.

              (e) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

              (f) UCC, Tax and Judgment Searches. Buyer shall have received satisfactory UCC, tax and judgment searches with respect to each of the names listed in Schedule 3.1 hereto, each search to be dated as of a recent date prior to the Closing Date for filings in those jurisdictions where the Assets are located and where a filing would be required to perfect an interest or priority against the Assets, provided that such searches shall not be deemed not to be satisfactory by reason of any Permitted Liens.

              (g) Legal Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might reasonably be expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by either party hereto.

              (h) Absence of Material Adverse Change. Since the date of this Agreement, there shall have been no occurrence which has had or will have a Material Adverse Effect.

              (i) Judgment. There shall not be in effect any Judgment that would prevent or make unlawful the Closing.

              (j) Excluded Retransmission Consent Agreements. Either (i) Buyer shall have entered into new retransmission consent agreements with each of the stations listed in Item 3 of Schedule 2.2, or, in the alternative, amended its existing agreements with such stations, in either case to authorize Buyer to continue to carry such stations on the Systems on and after the Closing Date on terms and conditions substantially similar to the terms and conditions of Buyer's existing agreements with such stations; or (ii) Seller shall have obtained all consents and taken all other action necessary to permit Buyer to lawfully continue to carry such stations on the Systems on and after the Closing Date under Seller's existing agreements with such stations, in which event the condition in this
Section 7.1(j) shall have been satisfied.

              (k) Financial Statement Requirements. Buyer shall have received the financial statements with respect to the Systems that are described in Buyer's two engagement letters, each dated June 24, 1996, with Williams, Rogers, Lewis & Co., P.C., copies of which have been provided to Seller.

       7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

              (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

              (b) Covenants and Conditions. Buyer shall have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              (c) Consents. Each of the Required Consents shall have been obtained and delivered to Buyer without the imposition of any condition that would have an adverse effect on the terms or conditions of any of the Assumed Contracts, Franchises or Governmental Permits to which any Required Consent relates.

              (d) FCC Consent. The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all Governmental Permits issued by the FCC.

              (e) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

              (f) Legal Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might reasonably be expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by either party hereto.

              (g) Judgment. There shall not be in effect any Judgment that would prevent or make unlawful the Closing.

              (h) Financial Statement Requirements. Buyer shall have received the financial statements with respect to the Systems that are described in Buyer's two engagement letters, each dated June 24, 1996, with Williams, Rogers, Lewis & Co., P.C., copies of which have been provided to Seller.

SECTION 8            CLOSING AND CLOSING DELIVERIES.

       8.1    Closing.

              (a) Closing Date. The Closing shall take place at 10:00 a.m. on such date which is five (5) business days after such date on which the closing conditions set forth in Sections 7.1(c), 7.1(d), 8.1(c) and 8.1(d) shall have been satisfied or waived (to the extent permitted by law), or on such other date as the parties may mutually agree in writing, it being understood that nothing in this Section 8.1(a) shall be construed as a waiver by either party of any condition to either party's obligations at the Closing set forth in Sections 7.1 and 7.2, respectively.

              (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place or by any other means (including by mail) that is agreed upon by Buyer and Seller.

       8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

              (a) Transfer Documents. Duly executed bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good title to the Assets (including the Accounts Receivable) in the name of Buyer, free and clear of all Liens except for Permitted Liens.

              (b) Consents and Estoppel Certificates. A manually executed copy of any instrument evidencing receipt of any Required Consent or any Estoppel Certificate received by Seller.

              (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by the President of FVI, certifying that (1) except (A) changes arising out of matters of a general economic nature or matters (including, without limitation, legislation) affecting the cable television industry generally or (B) as disclosed in said certificate, the representations and warranties of Seller contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

              (d) Secretary's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by the Secretary of FVI certifying that the resolutions, as attached to such certificate, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby were duly adopted by the Board of Directors of FVI and that such resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect.

              (e) Franchises, Governmental Permits, Assumed Contracts, Business Records, Etc. Copies or, if available, originals of all Franchises, Governmental Permits, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records included in the Assets.

              (f) Accounts Receivable. A complete and accurate list of the Accounts Receivable as of a date no more than five business days prior to the Closing Date, including, with respect to each of the Account Receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due, all as certified to be true, complete and accurate as of such date by the President of FVI on behalf of Seller.

              (g) Opinion of Counsel. Opinion of Dow, Lohnes & Albertson, Seller's counsel, addressed to Buyer and its lender(s), dated as of the Closing Date, substantially in the form of Exhibit B attached hereto.

              (h) Releases. Duly executed UCC-3 termination statements, mortgage releases and such other release and termination instruments as Buyer shall reasonably request to release any Liens (other than Permitted Liens) from the Assets transferred to Buyer at Closing.

              (i) Noncompetition Agreement. The Noncompetition Agreement duly executed by Seller.

              (j) Indemnification Escrow Agreement. The Indemnification Escrow Agreement duly executed by Seller.

       8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

              (a) Purchase Price. The Estimated Purchase Price as provided in Section 2.4.

              (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations as provided in this Agreement.

              (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that, except as disclosed in said certificate, the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date; and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

              (d) Secretary's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its Secretary, certifying that the resolutions, as attached to such certificate, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby were duly adopted by the Board of Directors of Buyer and that such resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect.

              (e) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.

              (f) Noncompetition Agreement. The Noncompetition Agreement duly executed by Buyer.

              (g) Indemnification Escrow Agreement. The Indemnification Escrow Agreement duly executed by Buyer.

SECTION 9            TERMINATION.

       9.1 Upset Date. This Agreement may be terminated by Buyer or Seller by written notice to the other party and the purchase and sale of the Systems abandoned, if the Closing shall not have occurred on or before the date which is 120 days from the date of this Agreement (the "Upset Date"); provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose breach of its representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Upset Date or the inability of the conditions precedent to the other party's obligation to close specified in Sections 7.1 and 7.2, as applicable, to be satisfied.

       9.2 Nonperformance by Buyer. This Agreement may be terminated by Seller by written notice to Buyer if Buyer shall breach or fail to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to Seller's obligation to close specified in Sections 7.2(a) and (b) will not be satisfied, and such breach has not been promptly cured by the earlier to occur of (a) the date that is fifteen (15) days following receipt by Buyer of written notice of such breach or (b) the Upset Date; provided, however, that Seller's right to terminate under this Section 9.2 shall not be available if Seller shall then be in material breach or material noncompliance with any of its representations, warranties, covenants or agreements contained in this Agreement.

       9.3 Nonperformance by Seller. This Agreement may be terminated by Buyer by written notice to Seller if Seller shall breach or fail to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to Buyer's obligation to close specified in Sections 7.1(a) and (b) will not be satisfied, and such breach has not been promptly cured by the earlier to occur of (a) the date that is fifteen (15) days following receipt by Seller of written notice of such breach or (b) the Upset Date; provided, however, that Buyer's right to terminate under this Section 9.3 shall not be available if Buyer shall then be in material breach or material noncompliance with any of its representations, warranties, covenants or agreements contained in this Agreement.

       9.4 Buyer Deposit and Seller Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer and Seller have each deposited with the Escrow Agent cash in the amount of One Hundred Thousand Dollars ($100,000) in accordance with a Deposit Escrow Agreement ("Deposit Escrow Agreement") dated of even date herewith among Buyer, Seller and the Escrow Agent (such deposits, the "Buyer Deposit" and "Seller Deposit," respectively, and all amounts held from time to time by the Escrow Agent pursuant to the Deposit Escrow Agreement in respect of such deposits, including any interest or other earnings in respect of such deposits, the "Buyer Deposit Funds" and "Seller Deposit Funds," respectively). The Buyer Deposit Funds and Seller Deposit Funds shall be held and disbursed by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement and the following provisions:

              (a) At the Closing, all Buyer Deposit Funds held by the Escrow Agent shall be disbursed to or at the direction of Buyer, and all Seller Deposit Funds held by the Escrow Agent shall be disbursed to or at the direction of Seller.

              (b) If this Agreement is terminated pursuant to Section 9.1 of this Agreement, then all Buyer Deposit Funds shall be disbursed by the Escrow Agent to or at the direction of Buyer and all Seller Deposit Funds shall be disbursed by the Escrow Agent to or at the direction of Seller.

              (c)    If this Agreement is terminated by Seller pursuant to
Section 9.2 of this Agreement, then all Seller Deposit Funds and the Buyer Deposit shall be disbursed by the Escrow Agent to or at the direction of Seller, and any remaining Buyer Deposit Funds, if any, shall be disbursed to or at the direction of Buyer.

              (d)    If this Agreement is terminated by Buyer pursuant to
Section 9.3 of this Agreement, then all Buyer Deposit Funds and the Seller Deposit shall be disbursed by the Escrow Agent to or at the direction of Buyer, and any remaining Seller Deposit Funds, if any, shall be disbursed to or at the direction of Seller.

       9.5    Effect of Termination.

              (a) If this Agreement is terminated pursuant to Section 9.1 of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets.

              (b)    If this Agreement is terminated by Seller pursuant to
Section 9.2 of this Agreement, then the payment to Seller of the Buyer Deposit pursuant to Section 9.4(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's breach of this Agreement.

              (c)    If this Agreement is terminated by Buyer pursuant to
Section 9.3 of this Agreement, then the payment to Buyer of the Seller Deposit pursuant to Section 9.4(d) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Buyer by reason of Seller's breach of this Agreement. Buyer hereby waives any right prior to the Closing to seek specific performance of any of the terms of this Agreement other than Seller's covenants in Sections 5 and 6 of the Agreement (it being understood, however, that Buyer's right to seek the specific performance of Seller's covenants under Sections 6.5 and 6.8 shall not include specific performance of Seller's agreement and covenant under Section 2 to sell the Assets).

Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of $100,000 is a fair and equitable amount to reimburse Buyer or Seller for damages sustained due to the other party's breach of this Agreement; provided, however, that nothing contained in this sentence shall in any way be construed to limit either party's obligations contained in
Section 10 of this Agreement or limit the parties' rights of specific performance provided for herein.

SECTION 10           SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                     INDEMNIFICATION

       10.1 Survival of Representations and Warranties. All representations and warranties and covenants and agreements contained in this Agreement shall be deemed continuing representations and warranties and covenants and agreements and shall survive the Closing. All such representations and warranties and covenants and agreements shall also survive and be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of any party hereto.

       10.2 Indemnification by Seller. From and after the Closing Date, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for any and all Losses asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from:

              (a) Any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

              (b) Any and all obligations of Seller not assumed by Buyer pursuant to Section 2.5 of this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

              (c) The failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

              (d) Any and all liabilities or obligations of Seller resulting from its operation or ownership of the Systems or the Assets on or prior to the Closing Date, including any liabilities arising under the Franchises, Governmental Permits or the Assumed Contracts which relate to events occurring during Seller's operation or ownership of the Systems or the Assets on or prior to the Closing Date.

              (e) Any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

              (f) Any untrue representation of the C4 Sellers contained in the C4 Agreement, any breach of warranty of the C4 Sellers contained in the C4 Agreement or the nonfulfillment of any covenant to be performed by the C4 Sellers prior to or after the closing under the C4 Agreement, it being understood that (i) Buyer is entitled to rely on such representations and warranties of C4 for purposes of entering into this Agreement; provided, however, (i) that Seller shall in no way be deemed to be restating such representations or warranties for any purpose and (ii) that the representations and warranties of the C4 Sellers that are comparable to the representations and warranties of Seller contained in this Agreement and that are identified in the first paragraph of Section 3.24 of this Agreement shall be deemed qualified in their entirety by, and made subject to the Additional Seller's Exceptions contained in Section 3.24 hereof and that such covenants of the C4 Sellers shall be deemed qualified in their entirety by, and made subject to the further exceptions contained in Section 6.16(a) hereof.

              (g) Any and all liabilities or obligations of the C4 Sellers resulting from their operation or ownership of the Systems or the Assets on or prior to the Closing Date, including any liabilities arising under the Franchises, Governmental Permits or the Assumed Contracts which relate to events occurring during their operation or ownership of the Systems or the Assets on or prior to the Closing Date.

       10.3 Limitations on Seller's Indemnity. Notwithstanding anything in this Agreement to the contrary, Seller's indemnity obligations hereunder shall be subject to and limited by each of the qualifications set forth below:

              (a)    Seller shall have no liability to Buyer under subsection
(a) of Section 10.2 of this Agreement with respect to breaches of representations and warranties (other than any breach of the representations and warranties contained in Section 3.4 hereof, claims for which shall survive indefinitely, and any breach of the representations and warranties contained in Section 3.15, claims for which may be brought at any time until the expiration of the applicable statute of limitations with respect thereto) or nonperformance of any covenants or agreements required to be performed prior to Closing after March 31, 1997 except with respect to bona fide and valid claims for which notice has been given prior to March 31, 1997.

              (b)    Seller shall have no liability to Buyer under subsections
(f) or (g) of Section 10.2 of this Agreement after March 31, 1997, except with respect to bona fide and valid claims for which notice has been given prior to March 31, 1997.

              (c) Seller shall have no liability to Buyer under Sections 10.2(a) or (f) (or Section 10.2(e) insofar as any such Losses relate back to Losses under Sections 10.2(a) or (f)) of this Agreement unless and then only to the extent that the aggregate amount of such losses exceeds $50,000.

              (d) Seller's total liability to Buyer in respect of Seller's indemnification obligations arising under Section 10.2(a) of this Agreement shall not exceed $500,000.

              (e) The indemnity obligations of Seller hereunder shall not apply to any Loss suffered by Buyer by reason of the fact that one or more of Seller's representations were not true, correct or complete in all material respects at and as of the Closing Date, if such representation or warranty was true, correct and complete when originally made and ceased to be true, correct and complete in all material respects due to events or circumstances beyond the reasonable control of Seller.

              (f) Seller shall have no liability to Buyer hereunder for any Losses incurred by Buyer or on behalf of Buyer in asserting any alleged claim against Seller where it is ultimately determined (including by agreement of Buyer and Seller) that Buyer is not entitled to indemnification by Seller.

       10.4 Indemnification by Buyer. After the Closing, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for any and all Losses asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from:

              (a) Any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

              (b) Any and all obligations of Seller assumed by Buyer pursuant to Section 2.5 of this Agreement.

              (c) The operation or ownership of the Systems or the Assets by Buyer after the Closing Date to the extent that such Losses do not result from any event or circumstance for which Seller is required hereunder to indemnify Buyer.

              (d) Any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

       Buyer shall have no liability to Seller hereunder for any losses incurred by Seller or on behalf of Seller in asserting any alleged claim against Buyer where it is ultimately determined (including by agreement of Seller and Buyer) that Seller is not entitled to indemnification by Buyer.

       10.5 Procedure for Indemnification. The procedure for indemnification shall be as follows:

              (a) The party claiming indemnification (the "Claimant") shall within twenty-five (25) days of discovery of the facts or circumstances giving rise to such claim give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim; provided, however, that the failure to give such notice shall not affect the rights of the Claimant hereunder except to the extent that the Indemnifying Party shall have suffered actual damages or been otherwise prejudiced by reason of such failure. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten days after written notice of such action, suit, or proceeding was given to Claimant.

              (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have fifteen days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the fifteen-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the fifteen-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law.

              (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense to participate in or assume control of the defense of such claim if notice thereof is provided to Claimant within ten business days after notice from the Claimant of any such claim for Losses, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim within such ten business day period, the Claimant shall have the right to participate in the defense of such claim at its own expense, but the Indemnifying Party shall control such defense. If the Indemnifying Party shall elect not to undertake such defense, or shall fail to provide notice to Claimant of its election to undertake such defense within the aforesaid ten business day period, or, within a reasonable time after providing such notice to Claimant, shall fail to defend such claim, the Claimant shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall pay to the Claimant, in addition to the other sums required to be paid hereunder, any reasonable costs and expenses incurred by the Claimant in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred. Anything in this Section 10.5 to the contrary notwithstanding, with respect to any third party claim, (i) the Indemnifying Party shall not, without the Claimant's written consent (which shall not be unreasonably withheld or delayed), settle or compromise any such claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the third party claimant or the plaintiff to the Claimant of a release from all liability in respect of such Losses in form and substance reasonably satisfactory to the Claimant, (ii) in the event that the Indemnifying Party undertakes defense of any such claim, the Indemnifying Party shall have an obligation to keep the Claimant informed of the status of the defense of such claim and furnish the Claimant with all documents, instruments and information that the Claimant shall reasonably request in connection therewith, and (iii) neither party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

              (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

              (e) The indemnifications rights provided in Section 10 shall extend to the shareholders, members, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.5, any indemnification claims by such parties shall be made by and through the Claimant.

       10.6 Indemnification Escrow. On the Closing Date, Buyer, Seller and the Escrow Agent shall execute an Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit D (the "Indemnification Escrow Agreement"), in accordance with which, on the Closing Date, Seller shall deposit Three Hundred Thousand Dollars ($300,000) of the Estimated Purchase Price with the Escrow Agent (all amounts held from time to time by the Escrow Agent pursuant to the Indemnification Escrow Agreement in respect of such $300,000, including any interest or other earnings in respect of such deposits, the "Indemnification Funds") in order to provide a fund for the payment of any claims for which Buyer is entitled to indemnification as provided in this
Section 10. All funds and documents deposited with the Escrow Agent pursuant to this Section 10.6 shall be held and disbursed in accordance with the terms of the Indemnification Escrow Agreement and the following provisions: (a) half of the Indemnification Funds not then subject to outstanding indemnification claims of Buyer under this Agreement shall be released by the Escrow Agent to Seller on the six-month anniversary of the Closing Date; and (b) any remaining Indemnification Funds not then subject to outstanding indemnification claims of Buyer under this Agreement shall be released by the Escrow Agent to Seller on the twelve month anniversary of the Closing Date.

       10.7 Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, after Closing, except as provided in Section 2.3 with respect to adjustments to the Purchase Price and except with respect to covenants to be performed by the other party after the Closing (with respect to which each party shall have the right to have such covenants specifically performed by the other party), the remedies contained in this Section 10 shall be the sole and exclusive remedies of the parties, and each party hereby waives all other remedies which such party might otherwise have.

SECTION 11           MISCELLANEOUS

       11.1 Fees and Expenses. Seller and Buyer shall each pay one-half of any FCC filing fees, state or local sales or transfer taxes, and other governmental charges arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement. Seller and Buyer shall each pay one-half of the costs of obtaining the UCC, tax and judgment searches contemplated by Section 7.1(f). Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

       11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or registered or certified mail, return receipt requested, or transmitted by telecopy, (c) deemed to have been given on the date of receipt, and (d) addressed as follows:

If to Seller:                 FrontierVision Operating Partners, L.P.
                              1777 South Harriston Street
                              Suite P-200
                              Denver, Colorado  80210-3925
                              Attention:  Mr. James C. Vaughn, President
                              Facsimile:  (303) 757-6105

With a copy to:               Dow, Lohnes & Albertson
                              1200 New Hampshire Avenue, N.W.
                              Suite 800
                              Washington, D.C.  20036
                              Attention:  David D. Wild, Esq.
                              Facsimile:  (202) 776-2222

If to Buyer:                  Shenandoah Cable Television Company
                              124 South Main Street
                              Edinburg, Virginia  22824-0459
                              Attention: Mr. Christopher E. French, President
                              Facsimile:  (540) 984-8192

With a copy to:               Hogan & Hartson L.L.P.
                              Columbia Square
                              555 Thirteenth Street, N.W.
                              Washington, D.C.  20002-1109
                              Attention:  Anthony S. Harrington, Esq.
                              Facsimile:  202-637-5910


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

       11.3 Assignments; Benefit and Binding Effect. Neither Seller nor Buyer may assign this Agreement without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

       11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

       11.6 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

       11.7 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

       11.8 Entire Agreement. This Agreement, the schedules hereto, and all instruments, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

       11.9 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

       11.10 Counterparts. This Agreement may be signed in two counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                FRONTIERVISION OPERATING PARTNERS, L.P.

                                By:    FrontierVision Partners, L.P., its
                                         general partner

                                By:    FVP GP, L.P., its general partner

                                By:    FrontierVision Inc., its general partner



                                By:     /s/ James C. Vaughn
                                       -----------------------------
                                       James C. Vaughn, President



                                SHENANDOAH CABLE TELEVISION COMPANY



                                By:     /s/ Christopher E. French
                                       ------------------------------------
                                       Christopher E. French, President